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FOR IMMEDIATE RELEASE

Contact:  Cynthia Dutton, Director
          Corporate Marketing & Communications
          (405) 391-8382

             DOBSON COMMUNICATIONS ANNOUNCES ISSUANCE OF SENIOR NOTES;
                      COMPLETES ACQUISITION OF AMERICAN TELCO

     OKLAHOMA CITY - June 16, 1998 - Dobson Communications Corporation, a diversified telecommunications provider based in Oklahoma City, announced today its subsidiary, Dobson Wireline Company, has issued a private placement of Senior Notes worth $350 million.

     The placement offering was led by Morgan Stanley Dean Witter with participation by NationsBanc Montgomery Securities LLC, a company spokesperson said.

     Under terms of the offering, the notes bear interest at an annual rate of 12.25% semiannually and are fully mature in 2008. They are redeemable at the option of the company in whole or in part at any time beginning in 2003 at an initial rate of 106.125% of their principal amount, plus accrued interest.

     Net proceeds of the offering were utilized to finance the acquisition of American Telco, Inc., a facilities based telecommunications provider of local and long distance service in Texas. In addition, money from the notes will be used to finance capital expenditures and provide working capital for other general corporate purposes.

     Everett R. Dobson, Chairman and CEO, said the offering will accelerate the delivery of Logix Communications' services and products in Texas. Logix, a subsidiary of Dobson, will build its presence in the state using the established sales force and distribution channels of American Telco, he said.

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     "Logix will gain immediate access to a service area in the five largest cities in Texas," he said. "These markets can look forward to the full array of bundled telecommunications products Logix has been offering in Oklahoma since last fall."

     Logix COO Chip Hoffman said the company will now offer voice, wireless, Internet, enterprise networking services and customer premise equipment to businesses in Houston, Dallas, Fort Worth, San Antonio, Austin, Amarillo, Oklahoma City and Tulsa.

     In addition to Logix, Dobson's Wireline subsidiaries include Dobson Telephone Company, Dobson Fiber Company, Dobson Network Management and Dobson Fiber/FORTE of Colorado. Through these subsidiaries, the company also provides incumbent local exchange carrier services in Oklahoma and operates long-haul fiber optic facilities in Oklahoma, Texas and Colorado.

     Dobson Communications Corporation operates wireline and wireless services in Oklahoma, Texas, California, Arizona, Maryland, Pennsylvania, Colorado, Kansas and Missouri. Wireless trade names include Dobson Cellular Systems, Cellular One and AirTouch.

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                                   AMERICAN TELCO
                                     FACT SHEET

*FOUNDED IN 1983

*FIRST COMPANY IN TEXAS TO SIGN AN INTERCONNECTION AGREEMENT WITH SBC, ALLOWING THEM TO PROVIDE COMPETITIVE LOCAL EXCHANGE SERVICE TO TEXANS.

*1997 REVENUES $52 MILLION

*DERIVES MOST OF ITS REVENUE FROM THE SALE OF LONG DISTANCE SERVICE TO SMALL AND MEDIUM-SIZED BUSINESS AND RESIDENTIAL CUSTOMERS IN TEXAS

*APPROXIMATELY 16,400 BUSINESS CUSTOMERS

*APPROXIMATELY 6,000 RESIDENTIAL CUSTOMERS

*SERVES 13,410 LOCAL ACCESS LINES























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